U.S. SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                                     FORM 4

                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940

[ ] Check this box if no longer subject to Section 16. Form 4 or Form 5 obligations may continue. See Instruction 1(b).

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1.   Name and Address of Reporting Person*

O'Donnell                           Joseph
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   (Last)                           (First)             (Middle)

7900 Glades Road, Suite 500
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                                    (Street)

Boca Raton, FL  33434
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   (City)                           (State)              (Zip)


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2.   Issuer Name and Ticker or Trading Symbol

Artesyn Technologies, Inc. (ATSN)

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3.   I.R.S. Identification Number of Reporting Person, if an entity (Voluntary)



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4.   Statement for Month/Year

August 2002

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5.   If Amendment, Date of Original (Month/Year)


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6.   Relationship of Reporting Person(s) to Issuer
     (Check all applicable)

     [X]  Director                             [ ]  10% Owner
     [X]  Officer (give title below)           [ ]  Other (specify below)
          Chairman, President & CEO

________________________________________________________________________________
7.   Individual or Joint/Group Filing (Check Applicable Line)

     [X]  Form filed by one Reporting Person
     [ ]  Form filed by More than One Reporting Person
________________________________________________________________________________


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           Table I -- Non-Derivative Securities Acquired, Disposed of,
                             or Beneficially Owned
================================================================================

                                                                                                                6.
                                                                 4.                              5.             Owner-
                                                                 Securities Acquired (A) or      Amount of      ship
                                                    3.           Disposed of (D)                 Securities     Form:     7.
                                                    Transaction  (Instr. 3, 4 and 5)             Beneficially   Direct    Nature of
                                      2.            Code         ------------------------------- Owned at End   (D) or    Indirect
1.                                    Transaction   (Instr. 8)                   (A)             of Month       Indirect  Beneficial
Title of Security                     Date          ------------     Amount      or     Price    (Instr. 3      (I)       Ownership
(Instr. 3)                            (mm/dd/yy)     Code     V                  (D)             and 4)         (Instr.4) (Instr. 4)
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
Common Stock                          2/18/02        N        V      586         A      $8.700                  D
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Common Stock                          8/16/02        P               20,000      A      $2.4800  161,349        D
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
Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

*    If the Form is filed by more than one  reporting  person,  see  Instruction
     4(b)(v).

                            (Print or Type Response)                      (Over)

Table II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned
         (e.g., puts, calls, warrants, options, convertible securities)

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
                                                                                                                    10.
                                                                                                          9.        Owner-
                                                                                                          Number    ship
                                                                                                          of        Form
                    2.                                                                                    deriv-    of
                    Conver-                    5.                              7.                         ative     Deriv-   11.
                    sion                       Number of                       Title and Amount           Secur-    ative    Nature
                    or                         Derivative    6.                of Underlying     8.       ities     Secur-   of
                    Exer-             4.       Securities    Date              Securities        Price    Bene-     ity:     In-
                    cise     3.       Trans-   Acquired (A)  Exercisable and   (Instr. 3 and 4)  of       ficially  Direct   direct
                    Price    Trans-   action   or Disposed   Expiration Date   ----------------  Deriv-   Owned     (D) or   Bene-
1.                  of       action   Code     of(D)         (Month/Day/Year)            Amount  ative    at End    In-      ficial
Title of            Deriv-   Date     (Instr.  (Instr. 3,    ----------------            or      Secur-   of        direct   Owner-
Derivative          ative    (Month/  8)       4 and 5)      Date     Expira-            Number  ity      Month     (I)      ship
Security            Secur-   Day/     ------   ------------  Exer-    tion               of      (Instr.  (Instr.   (Instr.  (Instr.
(Instr. 3)          ity      Year)    Code V    (A)   (D)    cisable  Date     Title     Shares  5)       4)        4)       4)
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
Incentive Stock
Option                                                                         Common
(right to buy)      $11.2500                                          02/15/06 Stock     75,000           75,000       D
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Incentive Stock
Option                                                                         Common
(right to buy)      $16.0000                                          05/01/06 Stock     75,000           75,000       D
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Non-Qualified
Stock Option                                                                   Common
(right to buy)      $2.6875                                           06/29/04 Stock     240,000          240,000      D
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Non-Qualified
Stock Option                                                                   Common
(right to buy)      $7.1875                                           07/28/05 Stock     6,900            6,900        D
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Non-Qualified
Stock Option                                                                   Common
(right to buy)      $7.2000                                           10/24/06 Stock     70,000           70,000      D
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Non-Qualified
Stock Option                                                                   Common
(right to buy)      $9.1875                                           04/04/06 Stock     70,000           70,000      D
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Non-Qualified
Stock Option                                                                   Common
(right to buy)      $10.0938                                          03/28/06 Stock     7,500            7,500        D
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Non-Qualified
Stock Option                                                                   Common
(right to buy)      $10.2500 01/18/02   A    V  75,000                01/18/07 Stock     75,000           75,000       D
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Non-Qualified
Stock Option                                                                   Common
(right to buy)      $10.4875                                          03/29/06 Stock     7,500            7,500        D
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Non-Qualified
Stock Option                                                                   Common
(right to buy)      $10.8125                                          03/30/06 Stock     7,500            7,500        D
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Non-Qualified
Stock Option                                                                   Common
(right to buy)      $11.1563                                          03/27/04 Stock     7,500            7,500        D
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Non-Qualified
Stock Option                                                                   Common
(right to buy)      $11.6250                                 01/25/98 06/25/06 Stock     4,965            4,965        D
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Non-Qualified
Stock Option                                                                   Common
(right to buy)      $16.000                                           07/22/03 Stock     75,000           75,000       D
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Non-Qualified
Stock Option                                                                   Common
(right to buy)      $18.0000                                 05/08/98 05/08/07 Stock     74,000           74,000       D
====================================================================================================================================

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
Non-Qualified
Stock Option                                                                   Common
(right to buy)      $19.9375                                          03/03/05 Stock     66,000           66,000       D
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Non-Qualified
Stock Option                                                                   Common
(right to buy)      $20.1250                                          03/09/05 Stock     1,500            1,500        D
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Non-Qualified
Stock Option                                                                   Common
(right to buy)      $23.5625                                          05/12/05 Stock     70,000           70,000       D
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Non-Qualified
Stock Option                                                                   Common
(right to buy)      $24.8750                                          07/22/04 Stock     70,000           70,000       D
====================================================================================================================================

Explanation of Responses:





/s/ Giselle Hurwitz                                            8/20/2002
---------------------------------------------            -----------------------
      **Signature of Reporting Person                             Date
      BY:   Giselle Hurwitz
      FOR:  Joseph M. O'Donnell


** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.
       See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space is insufficient, see Instruction 6 for procedure.

o Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number.

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